State Street Completes Acquisition of
Bel Air Investment Advisors LLC

Creates Strong Platform for Growth in
Private Asset Management

BOSTON, MA ... February 8, 2001 -- State Street Corporation (NYSE: STT) announced today it has completed the purchase of a majority interest in Bel Air Investment Advisors LLC, a Los Angeles-based independent investment management firm. State Street Global Advisors (SSgA), the investment management arm of State Street, will significantly enhance its position as a premier provider of wealth management services to the high net worth individual through this transaction. State Street announced in December 2000 that it had signed a definitive agreement to purchase a majority interest in Bel Air Investment Advisors LLC.

Under the terms of the agreement, Bel Air will be a majority-owned subsidiary of State Street and will continue to operate as an independent company. Bel Air Investment Advisors was established in 1997 by a seasoned team of professionals with an average of over 20 years of investment management experience. It provides financial advisory and asset management services to high net worth individuals and families, including many top business and entertainment figures, principally in the Southern California area. Bel Air's current management team will remain in place, with employment and non-competition agreements for up to five years after closing.

"The partnership of these two recognized leaders in investment management creates a strong platform for growth in the fast growing arena of wealth management for high net worth individuals," said Nicholas A. Lopardo, vice chairman of State Street Corporation and chairman and chief executive officer of State Street Global Advisors (SSgA). "Together, Bel Air and SSgA will be positioned as a leading provider of wealth management services to individuals and families with $10 million and more in assets."

Said Timothy Harbert, president of SSgA, "This acquisition is a focused strategic step into a high-growth sector that will enhance our development and established capabilities in the investment management arena for individuals. The high net worth market represents an enormous opportunity and is a sector that we have long recognized as key to expanding our investment management business. Together, Bel Air and SSgA are uniquely positioned to serve high net worth entrepreneurs, executives, entertainment and sports figures with the highest level of personal service combined with cutting edge investment management."

Todd Morgan, Bel Air's senior managing director, noted that "Our complementary strengths -- Bel Air's strong track record in providing financial advisory and asset management services to high net worth individuals and families combined with SSgA's global reach, investment expertise and depth of investment technology -- will benefit our clients with extensive and superior investment products, customized financial strategies, and world-class fiduciary and customer services."

Bel Air Investment Advisors LLC is a Los Angeles-based investment management firm that was established to provide financial advisory and asset management services to high net worth individuals and families. As of December 31, 2000, the Company had approximately $3.1 billion in assets under management for 225 individuals and families and $600 million in brokerage assets. SSgA, the investment management arm of State Street Corporation, uses quantitative and traditional techniques to manage $711 billion in investment programs and portfolios for institutional and individual investors. In addition to Boston, SSgA has full investment operations in Hong Kong, Tokyo, Singapore, London, Paris, Montreal, Munich and Sydney. It also has offices in Brussels, Dubai, Moscow, Prague, Santiago, Toronto, Zurich, and Montpellier, France. In the United States, it has offices in Atlanta, Ga.; Boca Raton, Fla.; Chicago, Ill.; Clearwater, Fla.; Greenwich, Conn.; Hartford, Conn.; Jacksonville, Fla.; Manchester, N.H.; Naples, Fla.; New York, N.Y.; Osterville, Mass.; Purchase, N.Y.; and San Francisco, Calif. For more information, visit SSgA's web site at www.ssga.com.

With $6.1 trillion in assets under custody and $711 billion under management, State Street Corporation is the world's leading specialist in meeting the needs of sophisticated global investors. Offices are located in the United States, Canada, Chile, Cayman Islands, Netherlands Antilles, Ireland, United Kingdom, Netherlands, France, Belgium, Luxembourg, Switzerland, Germany, Czech Republic, United Arab Emirates, Russia, People's Republic of China, Taiwan, South Korea, Japan, Singapore, Australia, and New Zealand. State Street Corporation's common stock is traded on the New York Stock Exchange under the symbol STT. For more information, call (877) 639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 (402) 573-3644 outside those countries.

This news release contains forward-looking statements as defined by federal securities laws. Such statements are based upon current beliefs and expectations of State Street's management and are subject to significant risks and uncertainties. Actual results may vary from those set forth in the forward-looking statements. The uncertainties include: the risk that the benefits from the purchase may not be realized or may take longer to realize than expected, the risk that the purchase will adversely affect the assets under management due to investment accounts that might not consent to the transaction, or the risk that, to the extent the businesses of Bel Air and SSgA are expected to provide mutual support for growth, such support may not be realized or take longer to develop than expected. Other important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements are set forth in the company's annual report and subsequent SEC filings. These include risks and uncertainties relating to synergies achievable with the acquired companies, the value of worldwide financial markets, savings rates of individuals, dynamics of markets served, pricing and competition, and the pace of new business. State Street encourages investors to read the corporation's 1999 annual report, particularly the section on factors that may affect financial results, and its SEC filings for additional information with respect to any forward-looking statements. Forward-looking statements speak only as of the time the statements are given, and State Street does not undertake to revise the forward-looking statements to reflect events after the date made.

CONTACTS:

Media:

State Street Corporation	Sitrick & Company for Bel Air Investments Advisors
Hannah Grove	Jack Leone
617-664-3377	310-788-2850

State Street Global Advisors
Erin Heggerick
617-664-8576

Investors & Analysts:

State Street Corporation
Elizabeth Corse
617-664-3477